EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-150386) of Apple REIT Eight, Inc. and in the related Prospectus of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of Apple REIT Eight, Inc., and the effectiveness of internal control over financial reporting of Apple REIT Eight, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Richmond, Virginia
March 11, 2011